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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this 15 day of October, 2003, between SFBC International, Inc., a Delaware corporation (the "Company") and Gary Ingenito, MD, PhD (the "Executive").

      WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including but not limited to proprietary processes, sales methods and techniques, and other like confidential business and technical information including but not limited to technical information, design systems, methods of recruiting subjects, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Company's Services, as defined, information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Confidential Information, as defined by Section 8, and information about the Company's employees, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

      WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with suppliers, and Clients, as defined, actual and prospective; and

      WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of employment and following (for a reasonable time) termination of employment; and

      WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

      1. REPRESENTATIONS AND WARRANTIES. The Executive hereby represents and warrants to the Company that he (i) is not subject to any written nonsolicitation or noncompetition agreement affecting his employment with the Company (other than any prior agreement with the Company or any Affiliate), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the Company or or any Affiliate), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.
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      2.    TERM OF EMPLOYMENT.


            (a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period commencing on the date of this Agreement and ending four years from the date of this Agreement (the "Term") subject to Section 6, automatically renewable for additional one year terms unless either party gives the other at least 60 days written notice.

            (b) Continuing Effect. Notwithstanding any termination of employment, at the end of the term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.


      3.    DUTIES.


            (a) General Duties. The Executive shall serve as Senior Vice President of the Company, with duties and responsibilities that are customary for such position. The Executive shall report directly to the Company's Executive Vice President, Dr. Gregory B. Holmes, or as otherwise directed by the board of directors. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

            (b) Devotion of Time. The Executive shall devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior consent of the board of directors of the Company.

            (c) Location of Office. The Executive's principal business office shall be at the Company's offices in Miami-Dade County, Florida, as it may change from time to time. However, the Executive's job responsibilities shall include all business travel necessary to the performance of his job. As such, Executive shall maintain an office at the Company's Phase III clinical trials management subsidiary in furtherance of his duties. In any event, the Executive's services shall be supervised by the Executive Vice President of the Company who performs his duties under the direction of the board of directors of the Company located in Miami, Florida.

            (d) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.



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      4.    COMPENSATION AND EXPENSES.

            (a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $290,000 (the "Base Salary"), payable in accordance with the Company's normal payroll practices. The Base Salary shall be increased each year by an amount equal to the greater of (i) 4% in excess of the prior year's Base Salary, (ii) the cost of living increase based upon the Consumer Price Index calculated upon the commencement of each year of the Agreement using the prior month as the measuring month published by the Bureau of Labor Statistics (or similar successor index), or (iii) such other amount as may be approved by the compensation committee of the Company's board of directors (the "Compensation Committee"). The Consumer Price Index increase calculation shall be calculated as follows:

            Commencing with the one year anniversary of the commencement of the term and the beginning of each year thereafter during the term of this Agreement, the Executive's annual salary shall be adjusted in accordance with the Consumer Price Index, all Urban Consumers issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the years 1982-84 as a base of 100 (the "Index"). At the commencement of the second year, and of each year thereafter, the Executive's adjusted Base Salary shall be multiplied each year by a fraction, the numerator of which shall be the published Index number for the month preceding the commencement of the new year, i.e., September 2004, and the denominator of which shall be the published Index number for the month of September 2003. The resulting increase to the Executive's Base Salary shall be added to the prior year's Base Salary and become a part thereof for the current year. In the event that the Index herein referred to ceases to be published during the term of this Agreement, or if a substantial change is made in the method of establishing such index, then the determination of the adjustment in the Executive's compensation shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States as shall then be computed and published by an agency of the United States, or if not by a respected financial periodical selected by the Company.

            (b) Plan Bonus I. In addition to any other compensation received pursuant to this Agreement, commencing with the one year anniversary of the date of this Agreement and subject to continued employment on that date, the Executive shall on the same date each year receive an annual bonus in the amount of $100,000 subject to the Executive achieving reasonable goals set by the Company's Executive Vice President in consultation with the Executive and approved by the Compensation Committee.

            (c) Plan Bonus II. In addition to any other compensation received pursuant to this Agreement, the Executive shall receive upon execution of this Agreement by the Executive and the Company, a bonus of 2,000 shares of the Company's common stock. On the second anniversary of the date of this Agreement and subject to continued employment on that date, the Executive shall receive an additional grant of 4,000 shares of common stock. On the third anniversary of the date of this Agreement and subject to continued employment on that date, the Executive shall receive an additional grant of 6,000


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shares of common stock. On the fourth anniversary of the date of this Agreement and subject to continued employment on that date, the Executive shall receive an additional grant of 8,000 shares of common stock. In each instance prior to issuance of the stock certificate, the Executive shall execute a Restricted Stock Agreement in the form annexed as Exhibit A.

            (d) Incentive Bonus. In addition to any other compensation received pursuant to this Agreement, and subject to continued employment on September 30 of the applicable year, the Executive shall receive 5% of any net pre-tax earnings from the Company's operations generated by SFBC New Drug Services, Inc. and Danapharm, Inc. above the following base amounts: $2 million for the 12 months ending September 30, 2004, and $2.5 million for the 12 months ending September 30, 2005 and 2006 respectively. The base amount may be adjusted from time-to-time as mutually agreed upon by the parties after taking into consideration factors including but not limited to future acquisitions that provide services similar to those of SFBC New Drug Services, Inc. and Danapharm, Inc. The minimum amount payable upon attaining any of the above net profit levels shall be $50,000. This incentive bonus shall be payable five days after the Company files its report on Form 10-Q with the Securities and Exchange Commission.

            (e) Expenses. In addition to any compensation received pursuant to this Agreement, Company shall reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement.


            (f) Automobile. The Company shall pay the Executive a monthly automobile allowance of $600.



      5. BENEFITS. In addition to other benefits that may be provided, the Executive shall have the following benefits.


            (a) Vacation and Sick Leave. The Executive shall be entitled to three weeks of vacation the first year and four weeks annually thereafter without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. The Executive is entitled to sick leave each year in accordance with policies established by the board of directors which shall be comparable to other executives.

            (b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its employees, including programs of life and medical insurance and reimbursement of membership fees in professional organizations.


            (c) Insurance. The Company shall pay the premiums on the Company's medical insurance policy covering the Executive and his dependents and shall also pay for the cost of COBRA for the first 90 days.


            (d) Stock Options. The Company may, but is not obligated to, grant the Executive 10-year non-qualified stock options pursuant to and subject to the terms of the Company's Second Amended and Restated Stock Option Plan, at the discretion of the compensation committee of the


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Company's board of directors. The options will be exercisable at the closing price of the Company's common stock on the Nasdaq Stock Market (or other principal trading market) on the last trading day prior to the date on which the Company's compensation committee approves the grant and shall vest in equal increments over a three year term each June 30 and December 31, subject to continued employment on each applicable vesting date. All options shall be subject to execution of the Company's standard stock option agreement.

            (e) Apartment. Since the Executive will spend the majority of his time in Kennett Square, Pennsylvania, the Company shall provide Executive with the use of a furnished apartment in the Kennett Square, Pennsylvania area following the commencement of this Agreement at no cost.


            (f) Professional Dues. The Company shall reimburse the Executive for reasonable and documented costs of maintaining his professional license.


      6.    TERMINATION.


            (a) General Provisions. Either the Company or the Executive, in his or its sole discretion, may terminate the Executive's employment without cause at any time upon 90 days written notice. If employment is terminated without cause by the Executive, then upon effectiveness of such termination, the Executive shall have no right to compensation under Section 4, including any unpaid compensation pursuant to Sections 4(a), 4(b), 4(c), 4(d) and 4(f) or to participate in any employee benefit programs under Section 5, except as provided for by law for any period subsequent to the effective date of termination, and any unexercised stock options, if any are outstanding, shall be immediately forfeited. If employment is terminated without cause by the Company, then upon effectiveness of such termination, the Executive shall be entitled to compensation equal to 12 months of Base Salary plus a pro rata amount of any shares of common stock scheduled to be issued at the end of the Executive's current year of employment pursuant to Section 4(c). In addition, any unvested stock options issued pursuant to Section 5(d), if any are outstanding, shall immediately vest. On or before the termination of his employment or prior to receiving any final compensation or expenses due him, the Executive shall (a) return to the Company's principal executive offices, and (b) execute a Certificate of Conclusion of Employment, certifying that he has complied with his obligations and acknowledging his continuing obligations under this Agreement. The Executive's failure to comply with the requirements of Section 6 of this Agreement shall constitute a material breach of this Agreement.

            (b) Termination for Cause. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for Cause by giving written notice of termination. The Executive shall have 10 days from the date of the notice to provide the Company with evidence that the Company is mistaken as to "Cause" and that the Executive's behavior does not meet the criteria for "Cause" as defined herein. During such 10 day period the Executive shall be suspended without pay; if employment is reinstated the Executive shall be paid for the 10 day period and if the termination is upheld such termination shall be effective upon the giving of written notice of termination. Upon any such termination for Cause, the Executive shall have no right to compensation or reimbursement under Section 4, or to participate in any employee benefit programs under Section 5, except as provided by law, for any period subsequent to the effective date of termination. For purposes of this Section 6(b), "Cause" shall mean: (i) the Executive is convicted of a felony


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involving any subject matter (ii) is charged with a felony relating to the business of the Company or any Affiliate; (iii) is convicted of a misdemeanor directly involving the Executive's employment which directly affects the business of the Company; (iv) is found after an internal investigation to have engaged in sexual misconduct which is related to the Executive's employment or the business of the Company; (v) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in either case, in harm to the Company; (vi) the Executive misappropriates Company funds or otherwise defrauds the Company; (vii) the Executive breaches his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (viii) the Executive has been found to have committed any act or failed to take any action which results in the Company's common stock being delisted for trading on the principal trading market or exchange; (ix) the Executive is convicted of illegal possession or use of a controlled substance;
(x) the Executive engages in chronic absenteeism or drinking to excess; (xi) the Executive fails or refuses to cooperate in any official investigation conducted by or on behalf of the Company; (xii) the Executive materially breaches any provision of this Agreement including Section 3(d); or (xiii) the Executive on more than one occasion fails to comply with the directives of the Company's board of directors.

      7.    NON-COMPETITION AGREEMENT.


            (a) Competition with the Company. Until termination of his employment and for a period of 12 months commencing on the date of termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity ("any of the foregoing defined as an "Affiliated Entity") shall not provide management, sales, marketing or business development services to any entity which competes with the Company or its Affiliates, within any metropolitan area in the United States or elsewhere in which the Company, its subsidiaries or its controlling stockholder, if applicable, (collectively, the "Affiliates") is then engaged in the offer and sale of competitive products or Services. Provided, however, the foregoing provisions shall not prevent the Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "Prohibited Business") if the Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise. In addition, while this Section 7(a) does not prohibit the Executive from obtaining employment with a pharmaceutical company, during the period commencing on the date of termination and continuing for 12 months thereafter, the Executive may not, directly or indirectly including through any Affiliated Entity, perform services for any Client, as defined, related to any project which has been accepted by, proposed to or discussed with the Company during the six months prior to the date of termination.

            (b) Solicitation of Clients. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly including through any Affiliated Entity, shall not seek Prohibited Business from any Client (as defined below) on behalf of any enterprise or business other than the Company , refer Prohibited Business from any Client to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, or any enterprise or business other than the Company. For purposes of this Agreement, the term "Client" means any person, firm, corporation, partnership, association or other entity to which the Company sold or provided goods or services during the 24-month period prior to the time at which any


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determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or who or which has approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

            (c) Solicitation of Employees. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly including through any Affiliated Entity, shall not solicit, hire or contact any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company.

            (d) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to his in consideration of his undertakings in this Section.


            (e) References to the Company in this Section 7 shall include the Company's Affiliates.

      8.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.


            (a) Confidential Information. Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statute in Florida or any future Florida statute, processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services (as defined herein), the Company's budgets and strategic plans, and the identity and special needs of Clients, databases, data, all technology relating to the Company's businesses, systems, methods of operation, customer or Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company's employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of Clients and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of Clients who are the persons with whom the Company's employees and agents communicate in the ordinary course of business. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company. As used herein, the term "Services" shall include all clinical or pre-clinical research, clinical trials management services, testing, protocol design, data management, medical writing, clinical or bioanalytical laboratory services or other services relating to proposed or actual formulations, foods, drugs and medical devices engaged in by the Company during the Term of the Executive's employment.

            (b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company's legitimate business interests. These


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legitimate business interests include, but are not limited to (i) trade secrets;
(ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets including all Confidential Information; (iii) substantial relationships with specific prospective or existing Clients or customers; (iv) Client or customer goodwill associated with the Company's business; and (v) specialized training relating to the Company's Services, technology, methods and procedures.

            (c) Confidentiality. For a period of two years following termination of employment, or as otherwise required by Client privilege, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive's employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Executive shall exercise all due and diligence precautions to protect the integrity of the Company's Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company's premises except to the extent necessary to his employment and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its Clients, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company (excluding the Executive, if applicable).

            (d) References to the Company in this Section 8 shall include the Company's Affiliates.

      9.    EQUITABLE RELIEF.


            (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of
Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in
Section 9(b) below, to enjoin the Executive from breaching the provisions of
Section 7 or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

            (b) Any action must be commenced in Miami-Dade County, Florida. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against


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the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

      10. CONFLICTS OF INTEREST. While employed by the Company, the Executive shall not, directly or indirectly, unless approved in writing by the President:


            (a) participate as an individual in any way in the benefits of transactions with any of the Company's suppliers or Clients, including, without limitation, having a financial interest in the Company's suppliers or Clients, or making loans to, or receiving loans, from, the Company's suppliers or Clients;

            (b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive's employment with the Company for the Executive's personal advantage or gain; or

            (c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity which does business with the Company.

            (d) As used in Section 10(a), (b) or (c), the Company also includes its Affiliates.

      11. INVENTIONS, IDEAS, PROCESSES, AND DESIGNS. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and
(ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company's equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement.

      12. INDEBTEDNESS. If, during the course of the Executive's employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive.



      13. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such


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successor or assign shall acquire all or substantially all of the securities
(via merger or otherwise) or assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

      14.   SEVERABILITY.


            (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

            (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

      15. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted overnight delivery, or by facsimile or e-mail delivery followed by a copy sent by Federal Express or similar receipted overnight delivery, as follows:

            To the Company:        SFBC International, Inc.
                                   11190 Biscayne Blvd.
                                   North Miami, FL  33181
                                   Facsimile: (305) 895-8616
                                   Attention:  Dr. Gregory B. Holmes

            With a Copy to:        Michael D. Harris, Esq.
                                   Michael Harris, P.A.
                                   1555 Palm Beach Lakes Blvd.
                                   Suite 310
                                   West Palm Beach, FL  33401
                                   Facsimile (561) 478-1817



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            To the Executive:      Dr. Gary Ingenito

                                   ------------------

                                   ------------------

                                   ------------------


or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

            16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.


            17. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney's fee, costs and expenses.

            18. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

            19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

            20. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.


            21. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


            22. ARBITRATION. Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Miami-Dade County, Florida (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators.


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
The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

      IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

                                    SFBC INTERNATIONAL, INC.

10/15/2003                          By: /s/ ARNOLD HANTMAN
---------------------------            ----------------------------------------
                                        Arnold Hantman, Chief Executive Officer


                                    EXECUTIVE:

10/15/2003                          By: /s/ GARY INGENITO
---------------------------            ----------------------------------------
                                       Gary Ingenito, MD, PhD



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